                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in (i) the Registration Statement of Ampex Corporation on Form S-8 (File No. 33-77664), (ii) the Registration Statement of Ampex Corporation on Form S-8 (File No. 33-92640),
(iii) the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement of Ampex Corporation (File No. 33-91312), (iv) the Registration Statement of Ampex Corporation on Form S-3 (File No. 33-333-5115), and (v) the Registration Statement of Ampex Corporation on Form S-3 (File No. 333-66789) of our report dated February 25, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
March 28, 2000